NON-EMPLOYEE INTERIM CHIEF EXECUTIVE OFFICER

ENGAGEMENT AGREEMENT

This Non-employee Interim CEO Agreement ("Agreement") is entered into as of the 3rd day of October, 2007 (the “Effective Date”) by and between Genesis Bioventures Inc., a New York corporation (the “Company”), and Experigen Management Company, LLC, a Nevada corporation (“Management Company”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Mr. Lane, President of Management Company, to perform those Non-employee Interim CEO duties set forth in the Schedule A attached hereto and such other duties as may be requested from time to time by the Board of Directors of the Company. Mr. Lane hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement. This agreement shall be ratified by the Board of Directors of Company.

2. Non-employee Interim Chief Executive Officer. Management Company agrees to designate Mr. Lane, President of Management Company as the Non-employee Interim CEO to Company to perform those duties of Non-employee Interim Chief Executive Officer for Company as defined herein. Mr. Lane shall provide services as Non-employee Interim CEO of Company.

3.  Directorship.  Executive will be nominated for election to the Company's Board of Directors and at the pleasure of the Company's stockholders. Executive agrees to serve as a Director on the Board, compensation to be determined by the Compensation Committee of the Board of Directors.

4. Compensation.

A.          Base Fee. For the services rendered by Mr. Lane under this Agreement, the Company shall pay to Management Company the compensation specified in the Schedule A, subject to the terms and conditions set forth in this Agreement.

B.          Achievement Bonus Fee. The Company shall pay Management Company an Achievement Bonus  Fee annually based upon achievement by the Company of its corporate goals as established and determined by the Board annually and for other achievements by the Company or Mr. Lane during the year as approved by the Compensation Committee of the Board. The Board or Compensation Committee, as applicable, shall, in their respective sole discretion, determine whether such corporate or other goals have been attained or other achievements have occurred.

C.

Life Insurance Policy.  The Company shall provide to Mr. Lane a life insurance policy at no charge to Mr. Lane in the amount of $500,000 during the term of this Agreement payable to Mr. Lane’s designated beneficiary.  Executive shall be responsible for any federal and state income taxes imposed as a result of this benefit.

5. Term and Survivability. The term of this Agreement shall be for a period of 24 Months (Twenty-Four Months), beginning on the Effective Date. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause.  If Management Company is terminated for-cause it shall become effective immediately upon written notice to the other party.  If Management Company is terminated without cause, this Agreement shall be terminated upon 45 days written notice.

6. Termination Fee.  If Management Company is terminated for any reason other than for cause or by voluntary termination by the Management Company, the Management shall be entitle to receive a termination fee equal to three (3) months base pay as defined in Schedule A Section 2(A) attached hereto.

7.	Termination.

A.           Voluntary Termination: In the event Agreement is terminated because Mr. Lane voluntarily terminates his engagement with Company before October 3, 2008, then:

(1).

 Mr. Lane shall return to the Company the Series C Convertible Preferred Stock as specified in Schedule A:

(2).

Company will not pay the engagement termination fee, or any portion thereof to Mr. Lane; and

(3).

Mr. Lane will receive any unpaid portion of his engagement fee through the date of termination.

B.           Change-of-Control. In the event that Agreement has not been terminated prior to a “Change-of-Control” (as described below), upon a “Change-of-Control”, Mr. Lane shall retain the percentage of his ownership that will have vested at the time of Change of Control.  Under the Change-of-Control agreement with the Company, a “Change-of-Control” is deemed to occur upon the occurrence of any of the following events:

(1).	Company’s dissolution or liquidation;

(2).         a merger or consolidation in which Company is not the surviving corporation;

(3).         a merger in which Company is the surviving corporation but after which Company shareholders prior to such merger (other than any shareholder which merges (or which owns or controls another corporation which merges) with us in such merger) owns less than 50% of the voting shares or another equity interest in Company after such merger;

(4).	a sale of substantially all of Company assets; or

(5).         an acquisition, sale or transfer of a majority of Company’s outstanding shares by tender offer or similar transaction;

C.           Termination for Cause. In the event Agreement is terminated by the Company because Mr. Lane: (i) is convicted of (including a plea of guilty or no contest as to) any crime (whether or not involving the Company) constituting a felony, indictable offense, or offense punishable by incarceration in excess of six months; (ii) has engaged in any substantiated act involving moral turpitude; (iii) Mr. Lane’s gross neglect or misconduct in the performance of engagement duties including the willful failure or refusal to perform such duties as may reasonably be assigned to Mr. Lane by the Board of Directors of the Company consistent with Mr. Lane’s Non-employee Interim CEO position, or (iv) a material breach of any provision of this Agreement; provided, however, that with respect to clauses (iii) or (iv), the Company will give to Mr. Lane advance notice so that Mr. Lane will have at least ten business days to cure any such breach, the engagement termination fee will not be payable; provided that in such event, however, the Company would pay to Management Company amounts due to Management Company pursuant to paragraph 3 hereof prorated to the date of such termination.

D.          By Death. The Agreement shall terminate automatically upon the death of Mr. Lane. In such event, the Company shall pay to Management Company or his estate, as the case may be, any accrued Base Fee and any Bonus compensation to the extent earned.

Upon termination of this Agreement the following sections of this Agreement shall survive such termination, for the period, if any, set further therein: Sections 3, 7, 8, 9, 10, 11, 12, 14, 15, 17, 18, 20.

8. Costs and Expenses of Management Company's Performance. Except as set forth in the attached Schedule, all costs and expenses of Management Company's performance hereunder shall be borne by the Company, so long as the Company agrees in writing to reimburse or pay such costs and expenses.

9. Taxes. As an independent contractor, Management Company acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Management Company pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Management Company hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Management Company, and any such withholding shall be for Management Company's account and shall not be reimbursed by the Company to Management Company. Management Company expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

10. Confidentiality. For a period of twenty four months from the termination of this Agreement, Management Company agrees that Management Company will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired from the Company by the Management Company during the period of the Management Company's engagement by the Company. For purposes of this Agreement, "Confidential Information" shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates, or proprietary information of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, including such information, knowledge, Trade Secret or data conceived, originated, discovered or developed by Management Company hereunder. For purposes of this Agreement, "Trade Secrets" shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company's business or in the business of any of its affiliates.

Confidential Information and Trade Secrets shall not include, and the foregoing shall not apply to, information that is (i) generally available to the public other than a result of a disclosure by Management Company; (ii) available to Management Company on a non-confidential basis prior to the disclosure by Company to Management Company; (iii) available to the Management Company on a non-confidential basis from a source other than Company or is affiliates, provide, however, that such source is not bound by a confidentiality agreement; or (iv) required to be disclosed by Management Company by law or pursuant to court order. Management Company shall notify the Company of any information that comes to its attention that might indicate that there has been a loss of confidentiality with respect to the Confidential Information.

11. Return of the Company’s Proprietary Materials. Management Company agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Management Company may then possess or have under its control. Management Company further agrees that upon termination of this Agreement, Management Company's, employees, Management Company’s, agents or independent contractors shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

12. Assignment of Proprietary Rights. Other than the Proprietary Rights listed on the Schedule attached hereto, Management Company hereby assigns and transfers to the Company all right, title and interest that Management Company may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Management Company, whether solely or jointly with others, during the period of Management Company's engagement by the Company which directly relate to and claim an improvement upon the technology or intellectual property owned by the Company.

Management Company acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Management Company develops or prepares for the Company hereunder during the period of Management Company's engagement by the Company and that such work by Management Company shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 8, Management Company will assist the Company in any reasonable manner for reasonable compensation to obtain for the Company's benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Management Company will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement.

13. Trade Secrets of Others. Management Company represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Management Company in confidence or in trust prior to its engagement by the Company, and Management Company will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Management Company agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

14. Other Obligations. Management Company acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Management Company agrees to be bound by all such obligations and restrictions made known to him in writing by the Company and to take action as may be reasonably required to discharge the obligations of the Company thereunder.

15. Independent Contractor. Management Company and designated Non-employee Interim CEO individually shall not be deemed to be employees or agents of the Company for any purpose whatsoever. Management Company shall have the sole and exclusive control over its employees, consultants or independent contractors who provide services to the Company on behalf of Management Company, and over the labor and employee relations policies and policies relating to wages, hours, working conditions or other conditions of its employees, consultants or independent contractors.

16. Directors and Officers Insurance. The Company shall, at its own expense, at all times maintain a minimum of $2,000,000 (Two Million Dollars) Directors and Officers insurance.

17. Key Man Insurance. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which applications is made for any such insurance.

18. Indemnification. The Company shall, at its own expense, defend, indemnify and hold harmless the Management Company and Management Company’s employees, consultants or independent contractors who provide services for Company on behalf of Management Company from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys' fees and disbursements) (i) relating to or arising out of the Company's actual or alleged violation of any law, statute, ordinance, order, rule or regulation; or (ii) to the extent such Claim is primarily and directly based upon information or direction provided by the Company to Management Company and Management Company’s employees, consultants and independent contractors; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Management Company’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by the Company for the services provided by Management Company hereunder; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any negligence or intentional misconduct in connection with such performance. This indemnification is not voided by the termination of this agreement.

19. Non-Solicitation.     Management Company and its employees, consultants and independent contractors will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual's relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

20. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Management Company, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

21. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of California.

22. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedule referred to in this Agreement is incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

23. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Management Company without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

24. Approval of Public Communications and Press Releases. Management Company and Company agree that any and all public announcement regarding Management Company or Non-employee Interim CEO must be approved by Management Company in advance.

25. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

26. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

27. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i) If to the Company:

Genesis Bioventures, Inc.

Attn. Barrett Evans

10940 Wilshire Blvd., Suite 600

Los Angeles, CA 90024

Ph:	(310)-443-4100

Fax:  (310) 861-1033

Attn: Legal Department

(ii) If to Management Company:

Experigen Management Company, LLC
c/o Douglas C. Lane, President
10940 Wilshire Blvd.
Suite 600
Los Angeles, CA 90024
Ph:	(310) 443-4100
Fax: (310) 443-4220

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date received, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting, Confidentiality, and Proprietary Rights Agreement as of the day and year first above written.

Genesis Bioventures, Inc.

By: _____________________________	__________________
Name: Barrett Evans	Date
Title: Director & Compensation Committee

Experigen Management Company, LLC

By: _____________________________	__________________
Douglas C. Lane, President	Date

Schedule A

1.	Duties of the Non-employee Interim CEO:

a.	Perform the duties and responsibilities of the Chief Executive Officer of the Company;

b.	Perform other duties as directed by the Board of Directors of the Company,

2.	Compensation to Management Company:

a.

Company shall pay Management Company $22,900 (USD Twenty-Two Thousand Nine Hundred Dollars) per month to be disbursed no less frequent than once per month, on the beginning of each month of Non-employee Interim CEO service.

b.	Company shall grant Management Company in Company Convertible Preferred C Stock equal to 10% of Company common stock on as converted fully diluted basis, as follows:

1)Fifty (50) shares of Series C Convertible Preferred Stock on execution of this agreement, however, if this Agreement is terminated for any reason other than termination without cause by the Company, change in control of the Company or death during the first twelve (12) months the Management Company shall return to the Company the shares of Series C Convertible Preferred Stock on a pro rata basis for every month not completed by the Management Company;

2) Ten (10) shares of Series C Convertible Preferred Stock at the end of every fiscal quarter commencing on the one (1) year anniversary of this Agreement.  If Management Company is still engaged at the end of the 24 month term as contemplated by this Agreement it shall receive the remaining 10 shares of Series C convertible Preferred Stock.

3)  If there is a change in control of the Company as defined by Section 7 (B) of this Agreement, the Management Company shall be entitled to receive the entire stock grant as contemplated by this section immediately upon a change in control.

4)  If this Agreement is terminated for any reason, the Series C Convertible Preferred Stock issued to Management Company shall automatically convert to common stock pursuant to the terms of the Series C Certificate of Designation on the date of termination.